Exhibit 99

Koger Completes Acquisition of Two Dallas Properties

    BOCA RATON, Fla.--(BUSINESS WIRE)--Sept. 12, 2003--Koger Equity, Inc. (NYSE:KE) today announced that it has completed its acquisition of the Rosemeade Building and CIGNA Plaza in Dallas, Texas for $33.15 million in cash. These buildings were purchased from the State Teachers Retirement System of Ohio, an unrelated third party. The buildings encompass approximately 280,000 square feet of rentable space and are currently 96% leased. Based on the in-place net operating income, Koger purchased the properties at a capitalization rate of approximately 13.4%. The Company financed the two properties with proceeds from its recent preferred stock issuance.
    The Rosemeade Building is located at the intersection of the George Bush Turnpike and the Dallas North Tollway in the highly desirable Far North Dallas submarket. CIGNA Plaza is located at the intersection of State Highway 114 and the George Bush Turnpike, in the heart of Las Colinas and adjacent to the Dallas/Ft. Worth International Airport.
    Estimates and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company's ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
    Koger Equity, Inc. owns and operates 126 office buildings, containing 9.21 million rentable square feet, primarily located within 18 suburban office projects in ten cities in the Southeastern United States and Texas.
    Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger's website at www.koger.com.

    CONTACT: Koger Equity, Inc.
             Investor Relations:
             1-800-850-2037
             www.koger.com